As filed with the Securities and Exchange Commission on February 25, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CIDARA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-1537286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6310 Nancy Ridge Drive, Suite 101 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Cidara Therapeutics, Inc. 2015 Equity Incentive Plan
Cidara Therapeutics, Inc. 2015 Employee Stock Purchase Plan
Cidara Therapeutics, Inc. 2020 Inducement Incentive Plan
(Full titles of the plans)

Jeffrey Stein, Ph.D.
President and Chief Executive Officer
Cidara Therapeutics, Inc.
6310 Nancy Ridge Drive, Suite 101
San Diego, California 92121
(858) 752-6170

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles J. Bair, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Jeffrey Stein, Ph.D. President and Chief Executive Officer Cidara Therapeutics, Inc. 6310 Nancy Ridge Drive, Suite 101 San Diego, California 92121 (858) 752-6170

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Cidara Therapeutics, Inc. 2015 Equity Incentive Plan Common Stock, $0.0001 par value per share	1,791,653 (3)	$2.79	$4,998,712	$546
Cidara Therapeutics, Inc. 2015 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	447,913 (4)	$2.79	$1,249,678	$137
Cidara Therapeutics, Inc. 2020 Inducement Incentive Plan Common Stock, $0.0001 par value per share	750,000 (5)	$2.79	$2,092,500	$229
Total	2,989,566		$8,340,890	$912

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Cidara Therapeutics, Inc. (the “Registrant”) that become issuable under the Cidara Therapeutics, Inc. 2015 Equity Incentive Plan (the “2015 Plan”), the Cidara Therapeutics, Inc. 2015 Employee Stock Purchase Plan (the “2015 ESPP”) and the Cidara Therapeutics, Inc. 2020 Inducement Incentive Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2) This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on February 18, 2021, as reported on the Nasdaq Global Market.
(3) Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2015 Plan on January 1, 2021 pursuant to an “evergreen” provision contained in the 2015 Plan. Pursuant to such provision, on January 1 of each calendar year through 2025, the number of shares authorized for issuance under the 2015 Plan is automatically increased by a number equal to the lesser of: (a) 4% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) for the applicable year.
(4) Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2015 ESPP on January 1, 2021 pursuant to an “evergreen” provision contained in the 2015 ESPP. Pursuant to such provision, on January 1 of each calendar year through 2025, the number of shares authorized for issuance under the 2015 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 490,336 shares; or (c) a lesser number of shares of Common Stock as is determined by the Board that is less than (a) and (b).
(5) Represents shares of Common Stock reserved for issuance under the Inducement Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register (a) 1,791,653 additional shares of Common Stock, issuable under the 2015 Plan, (b) 447,913 additional shares of Common Stock, issuable under the 2015 ESPP and (c) 750,000 shares of Common Stock reserved for issuance under the Inducement Plan to employees of the Registrant as an inducement material to entry into employment with the Registrant, in accordance with Nasdaq Listing Rule 5635(c)(4). Pursuant to General Instruction E to Form S-8, and only with respect to the Common Stock being registered under the 2015 Plan and the 2015 ESPP, this Registration Statement incorporates by reference the contents of the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission on April 15, 2015 (File No. 333-203434), March 18, 2016 (File No. 333-210263), March 15, 2017 (File No. 333-216722), November 8, 2018 (File No. 333-228282), May 9, 2019 (File No. 333-231326) and March 4, 2020 (File No. 333-236874).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.    PLAN INFORMATION.
Not required to be filed with this Registration Statement.

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:
(a)     the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 25, 2021;
(b) The Registrant’s Current Report on Form 8-K, filed with the Commission on January 25, 2021; and
(c) the description of the Registrant’s Common Stock that is contained in a registration statement on Form 8-A filed on April 9, 2015 (File No. 001-36912) under Section 12(b) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including Exhibit 4.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on August 13, 2020.
All reports or documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.
As permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:
•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
•any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s amended and restated bylaws provide that:
•the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
•the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
•the rights conferred in the amended and restated bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. The indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
The Registrant currently carries liability insurance for its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on April 24, 2015).

4.2	Amended and Restated Bylaws of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on April 24, 2015).
4.3
Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on May 21, 2018).

4.4
Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-202740), as amended, originally filed on March 13, 2015).

5.1	Opinion of Cooley LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to the signature page hereto.
99.1
2015 Equity Incentive Plan and Form of Grant Notice, Stock Option Agreement and Notice of Exercise thereunder (incorporated by reference to Exhibit 99.2 to the Registrant's Registration Statement on Form S-8 (File No. 333-203434), filed on April 15, 2015).

99.2
2015 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1 (File No. 333-202740), as amended, originally filed on March 13, 2015).

99.3	Cidara Therapeutics, Inc. 2020 Inducement Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on December 7, 2020).
99.4
Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the Cidara Therapeutics, Inc. 2020 Inducement Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on December 7, 2020).

99.5
Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Cidara Therapeutics, Inc. 2020 Inducement Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on December 7, 2020).

ITEM 9. UNDERTAKINGS.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 25, 2021.

CIDARA THERAPEUTICS, INC.

By:	/s/ Jeffrey Stein, Ph.D.
Jeffrey Stein, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Stein, Ph.D. and James Levine, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Stein, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 25, 2021
Jeffrey Stein, Ph.D.

/s/ James Levine	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 25, 2021
James Levine

/s/ Daniel D. Burgess	Chairman of the Board of Directors	February 25, 2021
Daniel D. Burgess

/s/ Bonnie Bassler, Ph.D.	Member of the Board of Directors	February 25, 2021
Bonnie Bassler, Ph.D.

/s/ Carin Canale-Theakston	Member of the Board of Directors	February 25, 2021
Carin Canale-Theakston

/s/ Timothy R. Franson, M.D.	Member of the Board of Directors	February 25, 2021
Timothy R. Franson, M.D.

/s/ David Gollaher, Ph.D.	Member of the Board of Directors	February 25, 2021
David Gollaher, Ph.D.

/s/ Chrysa Mineo	Member of the Board of Directors	February 25, 2021
Chrysa Mineo

/s/ Theodore R. Schroeder	Member of the Board of Directors	February 25, 2021
Theodore R. Schroeder